KLONDEX MINES LTD.

SHARE INCENTIVE PLAN

Dated for Reference May 9, 2013

ARTICLE 1
PURPOSE AND INTERPRETATION

Purpose

1.1                         The purpose of this Plan is to provide for the acquisition of Common Shares by Participants for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of key employees and directors of the Corporation and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Common Shares by key employees and directors of the Corporation, it being generally recognized that share incentive plans aid in attracting, retaining and encouraging employees and directors due to the opportunity offered to them to acquire a proprietary interest in the Corporation. It is the intention of the Corporation that this Plan will at all times be in compliance with the TSX Policies (as hereinafter defined) and any inconsistencies between this Plan and the TSX Policies whether due to inadvertence or changes will be resolved in favour of the TSX Policies.

Definitions

1.2                         In this Plan,

Affiliate has the meaning assigned thereto in the TSX Manual;

Associate has the meaning assigned thereto in the TSX Manual;

Black-out Period means an interval of time during which the Corporation has determined that certain Participants may not trade any securities of the Corporation because they may be in possession of undisclosed material information pertaining to the Corporation, or for any other reason prescribed by statute or securities regulation generally. For greater certainty, a Black-out Period does not include a period during which a cease trade order is in effect to which the Corporation or in respect of an Insider, that Insider, is subject;

Board means the board of directors of the Corporation or any committee thereof duly empowered or authorized to grant options under this Plan;

Calendar Year means the period January 1 to December 31 in any year;

Change of Control includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i)	any one Person holds a sufficient number of voting shares of the Corporation or its successor to affect materially the control of the Corporation or its successor, or,

(ii)

any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting shares of the Corporation or its successor to affect materially the control of the Corporation or its successor, where such Person or combination of Persons did not previously hold a sufficient number of voting shares to affect materially the control of the Corporation or its successor. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, acquiring or holding more than 20% of the voting shares of the Corporation or its successor and causing a change of 50% or more of the members of the Board of Directors in any 14-month period is deemed to affect materially the control of the Corporation or its successor;

Common Shares means common shares of the Corporation;

Compensation Shares means the total number of Common Shares which may be issued in the future to a Participant pursuant to the Share Compensation Plan;

Corporation means Klondex Mines Ltd. and includes, unless the context otherwise requires, all of its Subsidiaries and/or Affiliates and successors according to law;

Director means a director of the Corporation as may be elected or appointed from time to time;

Disinterested Shareholder Approval means approval by a majority of the votes cast by the Corporation’s shareholders at a duly constituted shareholders’ meeting, excluding votes attached to Common Shares beneficially owned by Insiders;

Distribution has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Corporation from treasury;

Effective Date for an Option means the date of grant thereof;

Employee means:

(a)	a Person who is considered an employee under The Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(b)

a Person who works full-time for the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(c)

a Person who works for the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions need not be made at source;

Exercise Price means the amount payable per Common Share on the exercise of an Option, as determined in accordance with the terms hereof;

Expiry Date means the day on which an Option lapses as specified in the Option Commitment therefor or otherwise in accordance with the terms of this Plan;

Grantee means the recipient of a Compensation Share hereunder;

Insider has the meaning assigned thereto in the TSX Manual;

Market Price of the Common Shares at any relevant date means the volume weighted average Canadian dollar trading price of the Common Shares on the TSX for the five (5) trading days prior to that relevant date, calculated by dividing the total value by the total volume of Common Shares traded (or, if such Common Shares are not then listed and posted for trading on the TSX, on such stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Common Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Common Shares as determined by the Board in their sole discretion;

Officer means a duly appointed officer of the Corporation;

Option means the right to purchase Common Shares granted hereunder to a Participant;

Option Commitment means the notice of grant of an Option delivered by the Corporation hereunder to a Participant and substantially in the form of Schedule A hereto;

Option Plan means the share option plan, the terms of which are set out at Article 2 herein or as may be amended;

Option Plan Administrator means the Officer to whom responsibility for the administration of the Option Plan has been delegated by the Board;

Option Plan Shares means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Option Plan as provided in Section 2.2;

Optioned Shares means Common Shares that may be issued in the future to a Participant upon the exercise of an Option;

Optionee means the recipient of an Option hereunder;

Outstanding Shares means at the relevant time, the number of outstanding Common Shares from time to time;

Participant means a Person entitled to become an Optionee or Grantee hereunder, namely a Director, Officer, Employee or Service Provider, or any individual employed by a Service Provider who is the primary party providing the services, or any personal holding corporation controlled by a Participant or any registered retirement savings plans established by a Participant of the Corporation, and any Person engaged to provide ongoing management or consulting services for the Corporation, whether or not they have a written employment contract with the Corporation, determined by the Board as being eligible for participation in the Plan;

Person has the meaning assigned thereto in the TSX Manual;

Plan means this share incentive plan, the terms of which are set out herein or as may be amended;

Regulatory Approval means the approval of the TSX and any other securities regulatory authority that may have lawful jurisdiction over the Plan and any Options issued hereunder;

Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, as amended from time to time;

Service Provider means a Person engaged by the Corporation to provide services for an initial, renewable or extendable period of 12 months or more;

Share Compensation Arrangement means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to one or more Participants, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

Share Compensation Plan means the share compensation plan, the terms of which are set out at Article 3 herein or as may be amended;

Shareholder Approval means approval by a majority of the votes cast by the Corporation’s shareholders at a duly constituted shareholders’ meeting;

Subsidiary means any company which is a subsidiary of the Corporation. For the purposes of the Plan, a body corporate shall be deemed to be a subsidiary of another body corporate if:

(a)	it is controlled by:

	(i)	that other body corporate;

	(ii)	that other body corporate and one or more other bodies corporate, each of which is controlled by that other body corporate; or

	(iii)	two or more bodies corporate, each of which is controlled by that other body corporate; or

(b)	it is a subsidiary of a body corporate that is a subsidiary of that other body corporate;

TSX or Exchange means the Toronto Stock Exchange;

TSX Manual means the guide for TSX listed companies in effect at the date of this Plan, together with any subsequent amendments thereto; and

TSX Policies means the rules and policies of the TSX as amended from time to time.

Gender, Etc.

1.3                         In this Plan, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

ARTICLE 2
SHARE OPTION PLAN

Establishment of Share Option Plan

2.1                         There is hereby established a share option plan to recognize contributions made by Participants and to create an incentive for their continuing assistance to the Corporation. All share options granted by the Corporation under Share Compensation Arrangements that predate the date of this Option Plan shall be subject to the provisions of this Option Plan and to the extent legal to do so, shall be deemed to have been granted under this Option Plan.

Maximum Option Plan Shares

2.2                         The maximum aggregate number of Option Plan Shares that may be reserved for issuance under the Option Plan at any point in time is 15% of the Outstanding Shares at the time Option Plan Shares are reserved for issuance as a result of the grant of an Option, less (i) any Common Shares reserved for issuance under share options granted under Share Compensation Arrangements other than this Option Plan and (ii) any Common Shares reserved for issuance under the Share Compensation Plan.

Eligibility

2.3                         Options to purchase Common Shares may be granted hereunder to Participants from time to time subject to the provisions hereof. Participants that are corporate entities will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its shares, nor issue more of its shares (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless Shareholder Approval and the written permission of the TSX are obtained.

Options Granted Under the Plan

2.4                         All Options granted under the Option Plan will be evidenced by an Option Commitment in the form attached as Schedule A, showing the number of Optioned Shares, the term of the Option, the vesting terms, if any, and the Exercise Price.

2.5                         Subject to specific variations approved by the Option Plan Administrator, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

Restrictions

2.6                         The aggregate number of Common Shares reserved for issuance pursuant to all Share Compensation Arrangements in favour of any one Optionee shall not exceed 5% of the Outstanding Shares at the time of such grant.

Options Not Exercised

2.7                         In the event an Option granted under the Option Plan is exercised, expires unexercised, or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Option Plan and will be eligible for re-issue.

Financial Assistance for Purchase of Common Shares

2.8                         Subject to applicable law, the Corporation may, in its sole discretion, arrange for the Corporation to make loans or provide guarantees for loans by financial institutions to assist Participants to purchase Common Shares upon the exercise of an Option so granted and to assist the Participants to pay any income tax payable upon exercise of an Option. Any loans granted by the Corporation to assist Participants to purchase Common Shares upon the exercise of an Option shall be full recourse to the Participant and be secured by the Common Shares purchased with the proceeds of the loan, and shall be at such rates of interest, if any, and on such other terms as may be determined by the Corporation.

2.9                         The Common Shares may be sold by the Participant at any time provided that an amount equivalent to the Option Exercise Price per Share sold, or the balance of the loan, whichever is the lesser, is applied in repayment of the loan.

Powers of the Option Plan Administrator

2.10                       The Option Plan Administrator, subject to the general approval of the Board to review and amend the actions of the Option Plan Administrator, will be responsible for the general administration of the Option Plan and the proper execution of its provisions, the interpretation of the Option Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Option Plan Administrator has the power to

(a)	allot Common Shares for issuance in connection with the exercise of Options;

(b)	subject to subsequent ratification by the Board, grant Options hereunder as approved by the Board from time to time;

(c)	change the vesting provisions of an Option granted to a Participant that is not an Insider; and

(d)	take such other action allowable under TSX Policies.

The Option Plan Administrator shall also be responsible for reporting to the TSX that an Option granted, exercised or cancelled as contemplated in subsection 613(i) of the TSX Manual or any successor provision thereof.

2.11                       The Board may amend or discontinue this Option Plan at any time, provided, however, that no such amendment may materially and adversely affect any Option rights previously granted to an Optionee under this Option Plan without the consent of the Optionee, except to the extent required by law.

2.12                       Notwithstanding anything contained to the contrary in this Option Plan or in any resolution of the Board in implementation thereof, in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than with a wholly-owned Subsidiary of the Corporation) or to liquidate, dissolve or wind-up, the Corporation shall have the right, upon written notice thereof to each Optionee holding Options under this Plan, to permit the exercise of all such Options within the thirty (30) day period next following the date of such notice and to determine that upon the expiration of such thirty (30) day period, all rights of Optionees to such Options or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have any further force or effect whatsoever; and the Board may, by resolution, advance the date by which any Option may be exercised or, subject to applicable regulatory provisions, extend the Expiry Date or advance the vesting of any Option, in the manner to be set forth in such resolution. The Board shall not, however, be under any obligation to advance or extend the Expiry Date of any Option or advance the vesting of any Option.

Nature of Payments

2.13                       All Options granted pursuant to the Option Plan are in consideration of services performed or to be performed for the Corporation. Except to the extent required under applicable law, any income or gain realized pursuant to Options under the Plan shall not constitute compensation for purposes of any employee benefit plans of the Corporation except as may be determined by the Board.

TERMS AND CONDITIONS OF OPTIONS

Exercise Price

2.14                       The Option Exercise Price per share for Common Shares which are the subject of any Options shall be fixed by the Option Plan Administrator at the time such Option is granted, but in any case will be no less than the Market Price.

Term of Option

2.15                       Options can be exercisable for a term of up to a maximum of ten (10) years from the date the Option is granted, subject to Section 2.28.

Option Amendment

2.16                       An Option must be outstanding for at least one year before the Corporation may extend its Expiry Date, subject to the limits contained in Section 2.15.

Vesting of Options

2.17                       The vesting of Options is at the discretion of the Option Plan Administrator, and will generally be subject to:

(a)

the Participant remaining employed by or continuing to provide services to the Corporation as well as, at the discretion of the Option Plan Administrator, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Corporation during the vesting period; or

(b)	remaining as a Director or Officer of the Corporation during the vesting period.

Variation of Vesting Periods

2.18                       At the time an Option is granted which carries vesting provisions, the Option Plan Administrator may vary such vesting provisions, subject to Regulatory Approval and ratification by the Board.

2.19                       The vesting as determined by the Option Plan Administrator in accordance with this Option Plan shall be automatically and immediately accelerated such that all remaining Options will then be available for exercise upon the occurrence of a “take over bid” which is a “formal bid”, as those terms are defined under the Securities Act.

2.20                       In the event of a Change of Control occurring, Options granted to Directors, Officers and Employees which are subject to a vesting provision shall be deemed to have immediately vested upon the occurrence of the Change of Control.

2.21                       In the event of a Director not being nominated for re-election as a Director of the Corporation, although consenting to act and being under no legal incapacity which would prevent the Director from being a member of the Board, Options granted to such Director which are subject to a vesting provision shall be deemed to have vested on the date of Meeting upon which the Director is not re-elected.

Optionee Ceasing to be Director, Employee or Service Provider

2.22                       No Option may be exercised after the Participant has left the employ/office or has been advised his services are no longer required or his service contract has expired, subject to the following:

(a)

in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee’s lawful personal representatives, heirs or executors until the earlier of up to one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b)

Subject to the TSX Policies, and unless approved by the Board of Directors, Options granted to any Participant must expire within 90 days after the date the Optionee ceases to be employed by or provide services to the Corporation, or be a Director or Officer, but only to the extent that such Optionee was vested in the Option at the date the Optionee ceased to be so employed or to provide services to the Corporation or be a Director or Officer; and

(c)

in the case of an Optionee who is an Employee or Service Provider being dismissed from employment or service for cause, or an employee of a Service Provider whose services are terminated for cause, such Optionee’s Options, whether or not vested at the date of dismissal will immediately terminate without right to exercise same.

2.23                       If an Optionee, or in the case of an Option granted to an Optionee who falls under the definition of Service Provider, an Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Corporation, the loss of limitation, if any, pursuant to the Option Commitment with respect to Options which were not vested at that time or which, if vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of or form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Options.

Non Assignable

2.24                       All Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable, except by will or by the laws of succession of the domicile of the deceased Optionee. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of, and if any attempt is made to do so, it will automatically become null and void.

Adjustment of the Number of Optioned Shares

2.25                       The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a)

in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Corporation will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b)

in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Corporation will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c)

in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Corporation will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d)

in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Corporation, a consolidation, merger or amalgamation of the Corporation with or into any other company or a sale of the property of the Corporation as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Corporation for the purposes of this Section 2.25(d);

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative;

(f)

the Corporation will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a security that would, except for the provisions of this Section 2.25(f), be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Corporation; and

(g)

if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this Section 2.25, such questions will be conclusively determined by the Corporation’s Board in their sole discretion.

COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

2.26                       Upon grant of an Option hereunder, the Option Plan Administrator will deliver or will cause to be delivered to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to the Option Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof.

Manner of Exercise

2.27                       An Optionee who wishes to exercise his Option may do so by delivering to the Corporation a properly executed written form of notice of exercise in such form as the Corporation may require, containing such representations and warranties as the Corporation may require and designating, among other things:

(a)	the date of exercise and the number of Optioned Shares to be purchased;

(b)

payment of the Exercise Price for each Optioned Share to be purchased by certified cheque, wire transfer or bank draft payable to the Corporation for the aggregate Exercise Price for the Optioned Shares being acquired; or

(c)

to the extent permitted by applicable law, the delivery of irrevocable instructions to a broker to deliver promptly to the Corporation the amount required to pay the Exercise Price, provided that the full amount of such payment is received by the Corporation.

Options Expiring During Blackout Period

2.28                       Should the Expiry Date for an Option fall within a Blackout Period, or within nine (9) Business Days following the expiration of a Blackout Period, such Expiry Date shall be the tenth (10th) Business Day after the end of the Blackout Period, such 10th Business Day to be considered the Expiration Date for such Option for all purposes under the Option Plan. The 10th Business Day period referred to in this Section 2.28 may not be changed by the Board under any circumstances.

No Options to be Granted During a Black-out Period

2.29                       Notwithstanding anything to the contrary herein contained, no Option shall be granted hereunder during a Black-out Period. If an Option is inadvertently granted during a Black-out Period, it shall not take effect until the 10th Business Day after the expiry of the Black-out Period and the Exercise Price shall be the Market Price on such 10th Business Day.

Delivery of Certificate and Hold Periods

2.30                       As soon as practicable after receipt of the notice of exercise described in Section 2.27 and payment in full for the Optioned Shares being acquired, the Corporation will cause to be delivered a certificate to the Optionee for the appropriate number of Optioned Shares in either certificate form or at the election of the Optionee, by way of book entry form pursuant to the instructions given by the Optionee to the Corporation. Any share certificate, or certificate in book entry form, issued pursuant to this Section 2.30 will bear a legend stipulating any resale restrictions required under applicable securities laws.

ARTICLE 3
SHARE COMPENSATION PLAN

Share Compensation Plan

3.1                         A share compensation plan is hereby established for Participants.

Participants

3.2                         The Board shall have the right to determine, in its sole and absolute discretion, to issue for no cash consideration to a Participant any number of Common Shares as a discretionary bonus, an employment inducement or general compensation subject to such provisions and restrictions as the Board may determine.

Maximum Number of Shares

3.3                         The maximum number of Common Shares made available for the Share Compensation Plan shall not exceed 1,288,482.

Necessary Approvals

3.4                         The obligation of the Corporation to issue and deliver any Common Shares in accordance with the Share Compensation Plan shall be subject to any necessary approvals of any stock exchange or regulatory authority having jurisdiction over the securities of the Corporation. If any Common Shares cannot be issued to any Participant under the Share Compensation Plan for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate.

ARTICLE 4
GENERAL

Plan Amendments

4.1                         The approval of the Board and the requisite approval from the TSX and the Corporation’s shareholders shall be required for any of the following amendments to be made to this Plan:

(a)	any increase of the percentage of Common Shares reserved and issuable under this Option Plan;

(b)	an increase in the maximum number of Options that may be issued to Insiders within any one year period or that are issuable to Insiders at any time; and

(c)

any other amendment that may lead to significant or unreasonable dilution in the Corporation’s Outstanding Shares or may provide additional benefits to Participants, especially Insiders, at the expense of the Corporation and its shareholders.

(d)	any amendment which would allow the transfer or assignment of an Option except in the case of the death of an Optionee as contemplated by Section 2.22(a).

4.2                         The Board may, in its sole discretion, without Shareholder Approval but subject to receipt of the requisite approval from the TSX, make all other amendments to the Plan that are not of the type contemplated in Section 4.1 including,

(a)	amendments of a clerical or typographical nature;

(b)	a change to the vesting provisions of an Option or the Option Plan;

(c)	any change to the definition of “Participant” under this Option Plan;

(d)	any amendment to the financial assistance provisions described herein which is more favourable to Participants;

(e)	a change to the termination provisions of an Option or the Option Plan which does not entail an extension beyond the original Expiry Date, except as contemplated in Section 4.5;

(f)	the addition of a cashless exercise feature, payable in cash or securities;

(g)

an amendment to the Exercise Price of an Option held by a non-Insider or any cancellation and re-issue of an Option to the same Optionee who is a non-Insider at a lower Exercise Price than the Option cancelled;

(h)	an extension of the term of the original Expiry Date of an Option except as contemplated in Section 4.5;

(i)	an addition to, deletion from or alteration of the Option Plan or an Option that is necessary to comply with applicable law or the requirements of any regulatory authority or stock exchange;

(j)	an amendment to correct or rectify any ambiguity, defective provision, error or omission in the Option Plan or an Option; and

(k)	any other amendment to Options held by non-Insiders not otherwise specifically provided for herein.

Employment and Services

4.3                         Nothing contained in the Plan will confer upon or imply in favour of any Optionee or Grantee any right with respect to office, employment or provision of services with the Corporation, or interfere in any way with the right of the Corporation to lawfully terminate the Optionee or Grantee's office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee or Grantee is voluntary.

No Representation or Warranty

4.4                         The Corporation makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of The Income Tax Act (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to an Optionee or Grantee. Compliance with applicable securities laws as to the disclosure and resale obligations of each Optionee is the responsibility of each Optionee and Grantee and not the Corporation.

Effective Date and Continuation of Plan

4.5                         This Plan shall come into force and be effective on May 9, 2013, subject to approval by shareholders. All options granted under the Corporation’s prior option plan shall continue in full force and effect until their expiry, but shall be deemed to be granted and governed by the terms of the Option Plan contained herein. The Plan shall, subject to the requirements of the TSX regarding Shareholder Approval from time to time, remain in full force and effect until such time as the Board terminates the Plan, and, in respect of the Option Plan, for so long thereafter as Options remain outstanding in favour of any Participant. The Board reserves the right in its absolute discretion to discontinue the Plan at any time with respect to (i) all Common Shares in respect of Options which have not yet been granted hereunder, except that such discontinuance may not alter or impair any Option previously granted to an Optionee under the Plan; and (ii) all Common Shares reserved for issuance under the Share Compensation Plan which have not yet been granted hereunder.

Inability to Obtain Authority

4.6                         The inability of the Corporation to obtain Regulatory Approval, which Regulatory Approval is deemed by the Corporation to be necessary to the lawful issuance of any Common Shares hereunder, shall relieve the Corporation of any liability in respect of the failure to issue such Common Shares.

Insider Participation Limit

4.7                         The aggregate number of Common Shares reserved for issuance to Insiders under this Share Incentive Plan and all Share Compensation Arrangements, in the aggregate, shall not exceed 10% of the number of Outstanding Shares, and the number of Common Shares issued to Insiders, within any one year period, under this Share Incentive Plan and all Share Compensation Arrangements, in the aggregate, shall not exceed 10% of the Outstanding Shares.

Reservation of Common Shares

4.8                         The Corporation, during the term of this Plan, shall at all times reserve and keep available such number of Common Shares as shall be sufficient to satisfy the requirements of the Plan.

Withholding Tax

4.9                         The Corporation shall have the right to make all payments or distributions made pursuant to the Plan to an Optionee or Grantee, as applicable, net of any applicable federal taxes required by law to be withheld or paid as a result of the grant of any Option or Compensation Share, exercise of an Option or any other event occurring pursuant to this Plan. The Corporation shall have the right to withhold from such Optionee or Grantee, as applicable, such withholding taxes as may be required by law, or to otherwise require the Optionee or Grantee, as applicable, to pay such withholding taxes. If the Optionee or Grantee, as applicable, shall fail to make such tax payments as are required, the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Optionee or Grantee or to take such other action as may be necessary to satisfy such withholding obligations. In satisfaction of the requirement to pay withholding taxes, the Optionee or Grantee may make a written election, which may be accepted or rejected in the discretion of the Board, to have withheld a portion of the Common Shares then issuable to the Optionee or Grantee pursuant to the Plan, having an aggregate Market Price equal to the withholding taxes.

Expenses

4.10                       All expenses incurred in connection with the Plan shall be borne by the Corporation.

Compliance with Laws

4.11                       The Corporation shall not be obliged to issue any Common Shares upon exercise of Options or pursuant to the Share Compensation Plan if the issue would violate any law or regulation or any rule of any governmental authority or stock exchange. The Corporation shall not be required to issue, register or qualify for resale any Common Shares issuable pursuant to this Plan pursuant to the provisions of a prospectus or similar document, provided that the Corporation shall notify the TSX and any other appropriate regulatory bodies in Canada of the existence of the Plan and the issuance and exercise of Options and the issuance of Common Shares under the Share Compensation Plan.

Governing Laws

4.12                       This Plan shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Entire Agreement

4.13                       This Plan and the Option Commitment set out the entire agreement between the Corporation and the Participants relative to an Option and supersede all prior agreements, undertakings and understandings, whether oral or written, save and except for any contract of employment approved by the Board.

Termination

4.14                       The Board reserves the right in its absolute discretion to terminate the Plan with respect to all Common Shares in respect of Options and all Common Shares issuable under the Share Compensation Plan which have not yet been granted hereunder.

[END OF DOCUMENT]

SCHEDULE A

KLONDEX MINES LTD.

SHARE OPTION PLAN
OPTION COMMITMENT

Notice is hereby given that, effective this ________ day of ________________, __________ (the “Effective Date”) KLONDEX MINES LTD. (the "Corporation") has granted to ___________________________________________ (the “Optionee”), an Option to acquire ______________ Common Shares (“Optioned Shares”) up to 5:00 p.m. Vancouver Time on the __________ day of ____________________, __________ (the “Expiry Date”) at an Exercise Price of Cdn$____________ per Optioned Share pursuant to the Corporation’s Share Option Plan (the “Plan”), a copy of which is attached hereto.

Optioned Shares may be acquired as follows:

[insert vesting provisions]

<>[insert hold period when required]

The grant of the Option evidenced hereby and the Expiry Date thereof, is made subject to the terms and conditions of the Plan.

To exercise your Option, deliver a written notice addressed to the Corporation specifying the number of Optioned Shares you wish to acquire, in certificate form, or delivering written instructions to the Corporation for Optioned Shares in non-certificate book entry form, together with a certified cheque or the equivalent thereof in immediately available funds acceptable to the Corporation and payable to the Corporation for the aggregate Exercise Price. A share certificate, or certificate in book entry form, evidencing the Optioned Shares thereby acquired will be issued to the Optionee by the Corporation’s transfer agent in accordance with the Plan.

The Corporation and the Optionee represent that the Optionee under the terms and conditions of the Plan is a bona fide Service Provider (as defined in the Plan), entitled to receive Options.

KLONDEX MINES LTD.

Authorized Signatory

EXERCISE NOTICE

To:   Klondex Mines Ltd. (the “Corporation”)

The undersigned hereby irrevocably gives notice, pursuant to the Corporation’s Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

[check one]

[ ]	(a)	all of the Shares; or

[ ]	(b)	____________________________of the Shares, which are the subject of the Option Certificate attached hereto.

Calculation of total Exercise Price:

(i)	number of Shares to be acquired on exercise:	Shares

(ii)	multiplied by the Exercise Price per Share:	$___________

	TOTAL EXERCISE PRICE, enclosed herewith:	$___________

The undersigned tenders herewith a certified cheque or bank draft in an amount equal to the total Exercise Price of the aforesaid Shares, as calculated above, and directs the Corporation to issue

[check one]

[ ]	(a) a share certificate; or

[ ]	(b) a certificate in book entry form,

evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

_____________________________________________

_____________________________________________

DATED the ______ day of _____________________, 20___.

Signature of Option Holder

Name of Option Holder (please print)

SIN